EXHIBIT 99.1

FOR IMMEDIATE RELEASE

DATE: May 10, 2018

ARC Group Worldwide Reports Fiscal Year Third Quarter 2018 Results

DELAND, FL., May 10, 2018—ARC Group Worldwide, Inc. (“ARC” or the “Company”) (NASDAQ: ARCW), a leading global provider of advanced manufacturing and metal 3D printing solutions, today reported its results for the period ending April 1, 2018, its fiscal third quarter 2018.

Highlights for the third quarter fiscal year 2018, compared to the second quarter fiscal year 2018:

•Sales of $21.5 million, an increase of 16.9%;

•Gross profit of $1.1 million, an increase of 398.9%;

•Facility EBITDA from Continuing Operations of $1.3 million, an increase of 629.7%;

•Cash Flow from Operations of $1.3 million, an increase of 1,053.6%; and

•Bank borrowings debt levels of $37.3 million, a decrease of 17.3%.

Quarterly Financial Summary

Fiscal third quarter 2018 revenue from continuing operations was $21.5 million, compared to $18.4 million in the prior sequential period.  The increase in revenue was primarily driven by higher metal injection molding (“MIM”) and plastics sales, the combination of higher sales and orders by customers in the aerospace, medical, and firearm and defense markets.  Separately, the Company’s international performance continues to improve as revenues from Hungarian operations increased 7.9% sequentially to $2.3 million.

Gross Profit from continuing operations was $1.1 million in the fiscal third quarter, compared to $(0.4) million in the previous sequential quarter.  The aforementioned revenue growth, along with ongoing cost reduction initiatives, were the primary drivers of Gross Profit improvement.  This improvement was achieved despite  expenses of $1.3 million incurred due to planned, ongoing inventory reductions, primarily in our Colorado MIM entity.

EBITDA from Continuing Operations was $1.3 million in the fiscal third quarter compared to $(0.2) million in the prior sequential quarter.  Similar to Gross Profit, EBITDA was positively impacted by the increased revenues and lower costs.  These gains were partially offset by the aforementioned inventory reduction efforts of $1.3 million, which added additional expense in the third fiscal quarter.

Fiscal third quarter Cash Flow from Operations was $1.3 million, compared to $(0.1) million in the prior sequential quarter.  The increase in Cash Flow from Operations was driven by a lower net loss coupled by modest improvement in working capital management.

At the end of the fiscal third quarter the debt level was $37.3 million, compared to $45.1 million in fiscal second quarter.  The lower debt levels were due to the use of our Rights Offering proceeds coupled with our improved cash flow generation.

ARC’s CEO, Alan Quasha , commented, “While we still have a long way to go, we are making great progress. During our fiscal third quarter, we have seen a marked improvement over our prior quarter.  Management’s focus on repositioning our sales team, cost reductions, and inventory efficiency efforts all have begun to show meaningful positive impacts.  At the same time, we have begun to see some of our key, strategic customers in the defense and firearm industry return to more normal levels of demand.  Despite the improving conditions both internally and externally,  Management remains focused on returning the Company to profitability and improving cash flow generation by driving existing product revenue, increasing operational efficiency, and rightsizing the balance sheet. We expect to see continued progress over the coming quarters.”

GAAP to Non-GAAP Reconciliation

The Company has provided non-GAAP financial information to provide additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe are representative or indicative of its results of operations.  Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States.  The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.  Specifically, EBITDA from Continuing Operations, EBITDA Margin from Continuing Operations, Facility EBITDA from Continuing Operations, Facility EBITDA Margin from Continuing Operations, Adjusted Earnings, and Adjusted Earnings Per Share are non-GAAP financial measures.  EBITDA Margin from Continuing Operations and Facility EBITDA Margin from Continuing Operations are calculated by dividing EBITDA from Continuing Operations and Facility EBITDA from Continuing Operations, respectively, by sales.

The reconciliation to GAAP is as follows (dollars in thousands):

	April 1,	December 31,
For the three months ended:	2018	2017
Net Loss	$(3,116)	$(4,322)
Interest Expense, Net	870	927
Income Taxes	(13)	(366)
Depreciation and Amortization	2,579	2,534
Adjustment to Exclude Loss from Discontinued Operations	—	7
EBITDA from Continuing Operations	$320	$(1,220)
EBITDA Margin from Continuing Operations	1.5%	(6.6)%
Corporate Expenses	946	981
Facility EBITDA from Continuing Operations	$1,266	$(239)
Facility EBITDA Margin from Continuing Operations	5.9%	(1.3)%

Net Loss	$(3,116)	$(4,322)
Adjustment to Exclude Loss from Discontinued Operations, Net of Tax	—	7
Reorganization/Transaction Expenses	86	—
Adjusted Earnings	$(3,030)	$(4,315)
Adjusted Earnings Per Share	$(0.15)	$(0.24)
Weighted Average Common Shares Outstanding	20,051,710	18,265,323

EBITDA from Continuing Operations excludes interest expense, net and income taxes as these items are associated with our capitalization and tax structures.  EBITDA from Continuing Operations also excludes depreciation and amortization expense as these non-cash expenses reflect the impact of prior capital expenditure decisions, which may not be indicative of future capital expenditure requirements.  EBITDA from Continuing Operations excludes the (income) or loss associated with discontinued operations.

Facility EBITDA from Continuing Operations consists of EBITDA from our operating segments, which excludes Corporate Expenses.  We believe this is a meaningful measurement of the operating performance of our manufacturing facilities.  Corporate Expenses primarily consist of costs not allocated to our manufacturing facilities, such as compensation related costs for employees assigned to corporate, board of directors’ fees and expenses, professional fees, insurance costs, and marketing costs.

Adjusted Earnings removes the impact of reorganization/transaction related expenses and the impact of discontinued operations.  Reorganization expenses are primarily labor and labor related costs associated with the termination of employees.  Transaction expenses are primarily professional fees related to the refinancing of debt and the sale of non-core assets.

About ARC Group Worldwide, Inc.

ARC Group Worldwide, Inc. is a global advanced manufacturing and metal 3D printing service provider focused on accelerating speed to market for its customers.  ARC provides a holistic set of precision manufacturing solutions, from design and prototyping through full run production.  These solutions include metal injection molding, metal 3D printing, metal stamping, plastic injection molding, clean room injection molding, thixomolding, and rapid and conformal tooling.  Further, ARC utilizes technology to improve automation in manufacturing through robotics, software and process automation, and lean manufacturing to improve efficiency.

Forward Looking Statements

This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on ARC’s current expectations, estimates, and projections about future events.  These include, but are not limited to, statements, if any, regarding business plans, pro-forma statements and financial projections, ARC’s ability to expand its services and realize growth.  These statements are not historical facts or guarantees of future performance, events, or results.  Such statements involve potential risks and uncertainties, and the general effects of financial, economic, and regulatory conditions affecting our industries.  Accordingly, actual results may differ materially.  ARC does not have any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  For further information on risks and uncertainties that could affect ARC’s business, financial condition, and results of operations, readers are encouraged to review Item 1A.  – Risk Factors and all other disclosures appearing in ARC’s Form 10-K for the fiscal year ended June 30, 2017, as well as other documents ARC files from time to time with the Securities and Exchange Commission.

CONTACT:

Investor Relations

PHONE: (303) 467-5236

Email: InvestorRelations@arcw.com

ARC Group Worldwide, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except for share and per share amounts)

	For the three months ended		For the nine months ended
	April 1,	April 2,	April 1,	April 2,
	2018	2017	2018	2017
Sales	$21,460	$24,200	$59,764	$76,921
Cost of sales	20,354	21,410	57,606	64,949
Gross profit	1,106	2,790	2,158	11,972
Selling, general and administrative	3,261	4,803	10,299	14,321
Loss from operations	(2,155)	(2,013)	(8,141)	(2,349)
Other income (expense), net	(104)	88	26	893
Interest expense, net	(870)	(865)	(2,809)	(3,002)
Loss on extinguishment of debt	—	—	—	(723)
Loss before income taxes	(3,129)	(2,790)	(10,924)	(5,181)
Income tax benefit (expense)	13	(120)	207	1,181
Net loss from continuing operations	(3,116)	(2,910)	(10,717)	(4,000)
(Loss) gain on sale of subsidiaries and income (loss) from discontinued operations, net of tax	—	136	(276)	4,123
Net (loss) income	(3,116)	(2,774)	(10,993)	123
Net income attributable to non-controlling interest
Continuing operations	—	—	—	(22)
Discontinued operations	—	—	—	(4)
Net income attributable to non-controlling interest	—	—	—	(26)
Net (loss) income attributable to ARC Group Worldwide, Inc.	$(3,116)	$(2,774)	$(10,993)	$97

Net (loss) income per common share, basic and diluted:
Continuing operations	$(0.16)	$(0.16)	$(0.57)	$(0.22)
Discontinued operations	$—	$0.01	$(0.01)	$0.23
Attributable to ARC Group Worldwide, Inc.	$(0.16)	$(0.15)	$(0.58)	$0.01

Weighted average common shares outstanding:
Basic and diluted	20,051,710	18,152,739	18,832,365	18,133,397

ARC Group Worldwide, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share data)

	April 1, 2018	June 30, 2017
ASSETS
Current assets:
Cash	$468	$593
Accounts receivable, net	11,070	10,488
Inventories, net	12,956	14,369
Prepaid expenses and other current assets	2,947	3,152
Current assets of discontinued operations	—	1,452
Total current assets	27,441	30,054
Property and equipment, net	40,543	41,349
Goodwill	6,412	6,412
Intangible assets, net	17,101	19,624
Other	356	291
Long-term assets of discontinued operations	—	1,893
Total assets	$91,853	$99,623

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$12,064	$8,681
Accrued expenses and other current liabilities	2,574	3,273
Deferred revenue	1,130	1,165
Bank borrowings, current portion of long-term debt	1,773	1,701
Capital lease obligations, current portion	1,396	1,470
Accrued escrow obligations, current portion	1,184	1,212
Current liabilities of discontinued operations	—	283
Total current liabilities	20,121	17,785
Long-term debt, net of current portion	35,564	42,822
Capital lease obligations, net of current portion	880	1,888
Accrued escrow obligations, net of current portion	—	1,184
Other long-term liabilities	948	1,017
Long-term liabilities of discontinued operations	—	260
Total liabilities	57,513	64,956

Commitments and contingencies (Note 11)

Stockholders' Equity:
Preferred stock, $0.001 par value, 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0005 par value, 250,000,000 shares authorized; 23,314,462 shares issued and 23,306,061 shares issued and outstanding at April 1, 2018, and 18,180,027 shares issued and 18,171,626 shares issued and outstanding at June 30, 2017	12	10
Treasury stock, at cost; 8,401 shares at April 1, 2018 and June 30, 2017	(94)	(94)
Additional paid-in capital	41,598	31,109
Retained earnings (accumulated deficit)	(7,438)	3,569
Accumulated other comprehensive income	262	73
Total stockholders'equity	34,340	34,667
Total liabilities and stockholders' equity	$91,853	$99,623

ARC Group Worldwide, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the nine months ended
	April 1, 2018	April 2, 2017
Cash flows from operating activities:
Net (loss) income	$(10,993)	$123
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	7,630	7,413
Share-based compensation expense	484	616
Loss (gain) on sale of asset	170	—
Loss (gain) on sale of subsidiaries	109	(5,456)
Bad debt expense and other	12	120
Deferred income taxes	—	194
Changes in working capital:
Accounts receivable	(469)	(184)
Inventory	1,247	(3,506)
Prepaid expenses and other assets	124	815
Accounts payable	3,148	2,324
Accrued expenses and other current liabilities	(1,758)	(640)
Deferred revenue	(35)	(305)
Net cash (used in) provided by operating activities	(331)	1,514

Cash flows from investing activities:
Purchases of property and equipment	(4,432)	(5,324)
Proceeds from sale of subsidiary	3,000	10,538
Net cash (used in) provided by investing activities	(1,432)	5,214

Cash flows from financing activities:
Proceeds from debt issuance	74,956	91,264
Repayments of long-term debt and capital lease obligations	(83,772)	(100,084)
Proceeds from rights offering, net	9,783	—
Payment of distributions to non-controlling membership interests from the sale of subsidiary	—	(453)
Purchase of non-controlling membership interests	—	(235)
Issuance of common stock under employee stock purchase plan and exercise of stock options	210	98
Net cash provided by (used in) financing activities	1,177	(9,410)
Effect of exchange rates on cash	461	(215)
Net decrease in cash	(125)	(2,897)
Cash, beginning of period	593	3,620
Cash, end of period	$468	$723
Supplemental disclosures of cash flow information:
Cash paid for interest	$2,079	$2,917
Cash paid for income taxes, net of refunds	$52	$(858)